News Release

Contact:
Juan José Orellana
Investor Relations
Molina Healthcare, Inc.
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS SECOND QUARTER 2007 RESULTS

Long Beach, California (August 2, 2007) – Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the second quarter and six months ended June 30, 2007.

Net income for the quarter ended June 30, 2007, increased to $13.3 million, or $0.47 per diluted share, compared with net income of $13.2 million, or $0.47 per diluted share, for the quarter ended June 30, 2006.

Net of certain out-of-period items, earnings for the quarter increased to $0.45 per share from $0.36 per share for the second quarter of 2006.  The out-of-period items affecting comparability between quarters are as follows (all amounts are net of taxes):

•
In the second quarter of 2006, the Company had recorded a benefit of approximately $0.11 per diluted share as a result of positive prior period claims development related to the Company’s claims liability at December 31, 2005.

•
In the second quarter of 2007, the Company recorded a benefit of approximately $0.04 per diluted share (net of premium taxes and related medical costs) due to the receipt of a premium increase in San Diego County, California, retroactive to July 1, 2006.

•	In the second quarter of 2007, the Company recorded a charge of approximately $0.02 per diluted share related to the impairment of certain purchased software.

The Company’s improved second quarter performance was primarily the result of four factors:

•	A 26.5% increase in premium revenue.
•
An improvement to the combined medical cost performance at the Company’s legacy health plans in California, Michigan, New Mexico, Utah, and Washington.  Excluding the retroactive premium rate increase in San Diego County and the out-of-period claims benefit in 2006, the combined medical care ratio of these five legacy plans declined by 40 basis points, from 84.2% in the second quarter of 2006 to 83.8% in the second quarter of 2007.

•	An improvement of 90 basis points in the percentage of revenue spent on general and administrative expenses other than premium taxes.
•	An increase to investment income.

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MOH Reports Second Quarter Results

August 2, 2007

Net income for the first six months of 2007 was $22.9 million, or $0.81 per diluted share, compared with net income of $21.7 million, or $0.77 per diluted share, for the first six months of 2006.

Commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “We are pleased with our second quarter results.  Our enrollment increased year-over-year, which helped lower our core general and administrative expense ratio.  We are seeing continued improvement to our medical care ratio due to our continued focus on medical costs.”

Earnings Per Share Guidance

The Company also confirmed its previously issued earnings per diluted share guidance for fiscal year 2007 of between $1.75 and $1.90.  The Company believes that its improved medical cost performance will offset any shortfalls in anticipated enrollment in its Ohio plan and its Medicare Advantage plans.  The Company will update its guidance for 2007 as future developments warrant, including the Company’s obtaining additional clarity regarding various issues such as the following:

•	Proposed changes to the New Mexico contract that may allow the Company to increase income by reducing the amount of revenue previously reserved for potential repayment to the state.
•	Potential premium rate increases in California, Michigan and New Mexico.
•	Potential increases to the medical care costs of the Washington plan due to changes to the Medicaid in-patient fee schedule to take effect in that state on August 1, 2007.

Financial Results – Comparison of Quarters Ended June 30, 2007 and 2006

Premium revenue for the second quarter of 2007 was $607.1 million, an increase of $127.3 million, or 26.5%, over premium revenue of $479.8 million for the second quarter of 2006.  The increase in premium revenue in the second quarter of 2007 was driven by increased membership in the Company’s Ohio and Texas start-up health plans and by the acquisition of Cape Health Plan in Michigan effective May 15, 2006.

The Ohio health plan contributed $111.5 million in premium revenue in the second quarter of 2007, an increase of $93.0 million from a year ago.

The Texas health plan, which commenced operations in September 2006, contributed $25.0 million in premium revenue in the second quarter of 2007.

The premium revenue from the Company’s Michigan health plan increased $19.6 million due primarily to the acquisition of Cape Health Plan.

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MOH Reports Second Quarter Results

August 2, 2007

The Indiana health plan, where the Company ceased serving members effective January 1, 2007, contributed no premium revenue in the second quarter of 2007 compared with $16.7 million in premium revenue in the second quarter of 2006.

As noted above, the Company’s California health plan benefited from a rate increase for its Medicaid membership in San Diego County retroactive to July 1, 2006.  This increase of approximately 5% added approximately $2.9 million to premium revenue in the second quarter, of which approximately $2.2 million related to the last half of 2006 and the first quarter of 2007.

Medical care costs as a percentage of premium revenue (the medical care ratio) increased to 85.1% in the second quarter of 2007 from 83.7% in the second quarter of 2006.  Excluding the impact of the $5.0 million benefit for favorable out-of-period claims development in the second quarter of 2006, the Company’s medical care ratio increased 37 basis points year-over-year.  Excluding the collective impact of the 2006 out-of-period claims development, the retroactive premium rate increase in San Diego County, the Company’s discontinued Indiana health plan and the Ohio and Texas start-up health plans, the Company’s medical care ratio would have been 83.8% for the second quarter of 2007 as compared with 84.2% for the second quarter of 2006, an improvement of 40 basis points year-over-year.

The medical care ratios reported by the Ohio and Texas health plans for the second quarter of 2007 were 91.1% and 91.3%, respectively.  Medical care ratios for both Ohio and Texas in the second quarter of 2007 improved sequentially.  The Company continues to monitor the development of medical care costs in both these states.  While the Company believes its claims reserves in Ohio and Texas are appropriate, the limited claims payment experience for the many members who have been added during 2007 adds a degree of uncertainty to these estimates that is not found in the Company’s more mature health plans.

The Company’s California health plan continued to make progress in managing its medical care costs during the second quarter of 2007.  Absent the out-of-period revenue related to the San Diego rate increase, the California health plan reported a medical care ratio of 82.2% in the second quarter of 2007 compared with 89.4% a year earlier.  The improved medical cost performance in California is primarily due to the success of provider re-contracting efforts and stable medical care utilization.

The Washington health plan reported an increase in its medical care ratio to 80.2% for the second quarter of 2007 compared with 77.1% for the second quarter of 2006, primarily due to higher specialty fee for service costs.

The Michigan health plan reported an increase in its medical care ratio to 83.3% for the second quarter of 2007 compared with 78.6% for the second quarter of 2006.  The higher medical care ratio is due to higher capitation and specialty fee-for-service costs.  The Company has increased capitation payments to primary care physicians in Michigan in an effort to increase enrollment.

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MOH Reports Second Quarter Results

August 2, 2007

The New Mexico health plan reported an increase in its medical care ratio to 86.3% in the second quarter of 2007 compared with 80.7% in the second quarter of 2006.  The New Mexico health plan recorded a $3.2 million decrease to premium revenue during the second quarter of 2007 in order to comply with contractual terms that require the plan to spend a specified minimum percentage of premium revenue on direct medical care costs.  No such adjustments were made to revenue during the first half of 2006.  Absent this accrual, the New Mexico health plan’s medical care ratio in the second quarter of 2007 would have been 82.1%, an increase of 140 basis points as compared with the second quarter of 2006.  The remaining increase in the medical care ratio is partially due to increased enrollment in that state’s uninsured adult program (the State Coverage Initiative), where the Company has experienced a higher medical care ratio than in its Medicaid population.

The Company’s days in claims payable were 54 days at June 30, 2007, March 31, 2007, and June 30, 2006.

General and administrative expenses were $67.2 million, or 10.9% of total revenue, for the second quarter of 2007 as compared with $56.3 million, or 11.6% of total revenue, for the second quarter of 2006.

Core G&A expenses (defined as G&A expenses less premium taxes) increased $5.3 million year-over-year, but decreased as a percentage of revenue by 0.9%, from 8.6% in the second quarter of 2006 to 7.7% in the second quarter of 2007, and from 7.9% in the first quarter of 2007.  The decline in Core G&A as a percentage of total revenue is primarily due to higher premium revenue rather than to a decline in absolute G&A expenses.  Core G&A on a per member per month basis increased slightly (less than 1%) in the second quarter of 2007 when compared with the second quarter of 2006, while premium revenue per member per month increased by over 13%.

Financial Results – Comparison of Six Months Ended June 30, 2007 and 2006

Premium revenue for the six months ended June 30, 2007, was $1,163.4 million, an increase of $234.3 million, or 25.2%, over premium revenue of $929.1 million for the six months ended June 30, 2006.  The increase in premium revenue for the first half of 2007 was driven by increased membership in the Company’s Ohio and Texas start-up health plans and by the acquisition of Cape Health Plan in Michigan effective May 15, 2006.

The Ohio health plan contributed $186.4 million in premium revenue in the first half of 2007, an increase of $157.8 million from a year ago.

The Texas health plan, which commenced operations in September 2006, contributed $39.4 million in premium revenue in the first half of 2007.

The premium revenue from the Company’s Michigan health plan increased $65.7 million due primarily to the acquisition of Cape Health Plan.

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MOH Reports Second Quarter Results

August 2, 2007

The Indiana health plan, where the Company ceased serving members effective January 1, 2007, contributed no premium revenue in the first half of 2007 compared with $30.2 million in premium revenue in the first half of 2006.

Medical care costs as a percentage of premium revenue (the medical care ratio) increased to 85.4% in the first half of 2007 from 84.5% in the first half of 2006.

The medical care ratios reported by the Ohio and Texas health plans for the first half of 2007 were 91.6% and 91.7%, respectively.  The Company has previously disclosed its expectation that Ohio and Texas would experience medical care ratios higher than those historically experienced by the Company as a whole.  Additionally, as noted above, the limited claims payment experience for the many members who have been added during 2007 adds a degree of uncertainty to the Ohio and Texas expense estimates that is not found in the Company’s more mature health plans.

As discussed earlier, the medical care costs in the second quarter of 2006 included $5.0 million of positive reserve development.  Excluding the Company’s Ohio, Texas and Indiana health plans, the retroactive premium rate increase in San Diego County and the positive reserve adjustment, the Company’s medical care ratio would have been 84.1% for the first half of 2007 as compared with 84.6% for the first half of 2006.  The Company attributes the improvement of 50 basis points year-over-year to its various medical care cost control initiatives.

The Company’s health plans in California and Washington reported lower medical care ratios in the first half of 2007 when compared with the same period in 2006, while the Company’s Michigan health plan reported an increase in its medical care ratio.

The California health plan’s medical care ratio declined to 81.3% for the six months ended June 30, 2007, compared with 86.4% for the same six-month period of 2006.  Absent the out-of-period revenue related to the San Diego rate increase, the California health plan reported a medical care ratio of 82.2% in the first half of 2007, an improvement of 420 basis points year-over-year.

The Washington health plan reported a decrease in its medical care ratio to 80.6% in the first half of 2007 compared with 81.2% in the first half of 2006, principally due to lower hospital and specialty costs.

The Michigan health plan reported an increase in its medical care ratio to 83.9% for the six months ended June 30, 2007, compared with 77.9% for the six months ended June 30, 2006.  The higher medical care ratio is due to higher capitation and specialty fee for service costs.

The New Mexico health plan reported an increase in its medical care ratio to 86.2% in the first half of 2007 compared with 83.3% in the first half of 2006.  The New Mexico health plan recorded a $7.8 million decrease to premium revenue during the first half of 2007 in order to comply with contractual terms that require the Company to spend a specified mimimum percentage of premium revenue on direct medical care costs.  No such adjustments were made to revenue during the first half of 2006.  Absent this accrual, the New Mexico health plan’s medical care ratio in the first half of 2007 would have been 80.9%, an improvement of 240 basis points year-over-year.

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MOH Reports Second Quarter Results

August 2, 2007

General and administrative expenses were $130.6 million, or 11.1% of total revenue, for the first half of 2007 as compared with $107.5 million, or 11.5% of total revenue, for the first half of 2006.

Core G&A expenses decreased to 7.8% of total revenue for the six months ended June 30, 2007, compared with 8.6% in the same period of 2006.  The decline in Core G&A as a percentage of total revenue is due to higher premium revenue than commensurate G&A expenses.  Core G&A on a per member per month basis increased slightly (less than 1%) in the first half of 2007 when compared with the first half of 2006, while premium revenue per member per month increased by over 10%.

Cash Flow

Cash provided by operating activities for the six months ended June 30, 2007, was $88.0 million.  For the same period in 2006, cash provided by operating activities was $38.6 million.  Net income, increased deferred revenue at the Company’s Ohio health plan and the timing of payments for medical claims and benefits payable were the primary sources of cash provided by operating activities.  Medical claims liabilities of the Indiana health plan, which had no membership effective January 1, 2007, declined by $18.2 million between December 31, 2006 and June 30, 2007.  Absent the Indiana claims run-out, medical claims liabilities increased by $31.4 million during the six months ended June 30, 2007, as a result of enrollment growth at the Company’s Ohio and Texas health plans.

During the first half of 2007, the Company repaid $15.0 million owed under its $200 million credit facility.  At June 30, 2007, the Company owed $30.0 million under the facility.

On a consolidated basis, at June 30, 2007, the Company had cash and investments (exclusive of restricted investments) of approximately $550.0 million.  The parent company had cash and investments of approximately $31.9 million.

Conference Call

The Company’s management will host a conference call and webcast to discuss its second quarter results at 5:00 p.m. Eastern Time on Thursday, August 2, 2007.  The telephone number for this interactive conference call is 212-676-5392, and the live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  A 30-day online replay will be available beginning approximately one hour following the conclusion of the call and webcast.

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MOH Reports Second Quarter Results

August 2, 2007

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other government-sponsored programs for low-income families and individuals.  Molina Healthcare, Inc. currently operates health plans in California, Michigan, New Mexico, Ohio, Texas, Utah and Washington.  More information about Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “expects” or ”expectations,” “believes,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions.  In addition, any statements that explicitly or impliedly refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of our forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: the continuing achievement of a decrease in the medical care ratio of our start-up health plans in Ohio and Texas; the continuing achievement of projected savings from a decrease in the medical care ratio of our California health plan; an increase in enrollment in our Ohio and Texas health plans and in our dual eligible population consistent with our expectations; our ability to reduce administrative costs in the event enrollment or revenue is lower than expected; higher than expected costs associated with the addition of new members in Ohio or Texas or dual eligible members and risks related to our lack of experience with such members; our ability to accurately estimate incurred but not reported medical costs; the securing of adequate premium rate increases, particularly in the states of California, Michigan, and New Mexico; the rebasing of DRG rates in Washington; costs associated with the non-renewal and run-out of the Medicaid contract of our Indiana health plan; the successful renewal and continuation of the government contracts of our health plans; the finalization of a contract amendment in New Mexico consistent with our expectations; increased administrative costs in support of the Company’s efforts to expand Medicare membership; the payment of savings sharing income by the state of Utah to our Utah plan consistent with our expectations;  the availability of adequate financing to fund and/or capitalize our acquisitions and start-up activities; the successful and cost-effective integration of our acquisitions; membership eligibility processes and methodologies; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; failure to maintain effective and efficient information systems and claims processing technology; the favorable resolution of pending litigation or arbitration; funding decreases in the Medicaid, SCHIP, or Medicare programs or the failure to timely renew the SCHIP program; competition; epidemics such as the avian flu; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent our judgment as of August 2, 2007.  We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

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MOH Reports Second Quarter Results

August 2, 2007
MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Premium revenue	$607,127	$479,823	$1,163,362	$929,117
Investment income	6,761	4,811	13,429	8,893
Total revenue	613,888	484,634	1,176,791	938,010

Expenses:
Medical care costs:
Medical services	117,317	86,020	228,208	160,878
Hospital and specialty services	336,587	267,689	644,729	530,559
Pharmacy	62,961	48,006	120,405	93,525
Total medical care costs	516,865	401,715	993,342	784,962
General and administrative expenses	67,208	56,308	130,596	107,521
Depreciation and amortization	6,749	4,870	13,192	9,632
Impairment charge on purchased software (1)	782	-	782	-
Total expenses	591,604	462,893	1,137,912	902,115
Operating income	22,284	21,741	38,879	35,895

Other expense:
Interest expense	(725)	(577)	(1,850)	(991)
Total other expense	(725)	(577)	(1,850)	(991)

Income before income taxes	21,559	21,164	37,029	34,904
Income tax expense	8,245	8,012	14,123	13,162
Net income	$13,314	$13,152	$22,906	$21,742

Net income per share:
Basic	$0.47	$0.47	$0.81	$0.78
Diluted	$0.47	$0.47	$0.81	$0.77

Weighted average number of common shares and potentially dilutive common shares outstanding	28,343,000	28,270,000	28,309,000	28,207,000

Operating Statistics:
Medical care ratio (2)	85.1%	83.7%	85.4%	84.5%
General and administrative expense ratio (3), excluding premium taxes	7.7%	8.6%	7.8%	8.6%
Premium taxes included in general and administrative expenses	3.2%	3.0%	3.3%	2.9%
Total general and administrative expense ratio	10.9%	11.6%	11.1%	11.5%
Depreciation and amortization expense ratio (4)	1.1%	1.0%	1.1%	1.0%
Effective tax rate	38.2%	37.9%	38.1%	37.7%

(1)	Amounts represent an impairment charge related to commercial software no longer used for operations.
(2)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(3)	General and administrative expense ratio represents such expenses as a percentage of total revenue.
(4)	Depreciation and amortization expense ratio represents such expenses as a percentage of total revenue.

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MOH Reports Second Quarter Results

August 2, 2007
MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Dollars in thousands, except per share data)

	June 30,	Dec. 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$471,502	$403,650
Investments	78,492	81,481
Receivables	106,309	110,835
Income tax receivable	2,515	7,960
Deferred income taxes	2,708	313
Prepaid expenses and other current assets	10,616	9,263
Total current assets	672,142	613,502
Property and equipment, net	45,503	41,903
Goodwill and intangible assets, net	137,274	143,139
Restricted investments	23,480	20,154
Receivable for ceded life and annuity contracts	31,400	32,923
Other assets	12,926	12,854
Total assets	$922,725	$864,475
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$303,239	$290,048
Deferred revenue	44,325	18,120
Accounts payable and accrued liabilities	51,815	46,725
Total current liabilities	399,379	354,893
Long-term debt	30,000	45,000
Deferred income taxes	3,576	6,700
Liability for ceded life and annuity contracts	31,400	32,923
Other long-term liabilities	9,723	4,793
Total liabilities	474.078	444,309

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized; issued and outstanding: 28,284,263 shares at June 30, 2007, and 28,119,026 shares at December 31, 2006	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	179,815	173,990
Accunulated other comprehensive loss	(141)	(337)
Retained earnings	289,335	266,875
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)
Total stockholders' equity	448,647	420,166
Total liabilities and stockholders' equity	$922,725	$864,475

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MOH Reports Second Quarter Results

August 2, 2007
MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
Operating activities:
Net income	$22,906	$21,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,192	9,632
Amortization of capitalized credit facility fees	475	429
Deferred income taxes	(4,763)	(2,483)
Stock-based compensation	3,644	2,747
Changes in operating assets and liabilities:
Receivables	4,526	(6,208)
Prepaid expenses and other current assets	(1,353)	3,098
Medical claims and benefits payable	13,191	9,919
Deferred revenue	26,205	—
Accounts payable and accrued liabilities	4,736	(2,922)
Income taxes	5,232	2,634
Net cash provided by operating activities	87,991	38,588

Investing activities:
Purchases of property and equipment	(10,440)	(7,333)
Purchases of investments	(42,816)	(57,737)
Sales and maturities of investments	46,117	66,476
Net cash acquired in purchase transactions	—	5,820
(Increase) decrease in restricted cash	(3,326)	940
Increase in other long-term liabilities	4,484	106
Increase in other assets	(864)	(1,070)
Net cash (used in) provided by investing activities	(6,845)	7,202

Financing activities:
Borrowings under credit facility	—	20,000
Repayment of amounts borrowed under credit facility	(15,000)	(5,000)
Payment of credit facility fees	(475)	—
Repurchase and retirement of common stock	(117)	—
Tax benefit from exercise of employee stock options
recorded as additional paid-in capital	642	653
Proceeds from exercise of stock options and employee stock purchases	1,656	1,472
Net cash (used in) provided by financing activities	(13,294)	17,125
Net increase in cash and cash equivalents	67,852	62,915
Cash and cash equivalents at beginning of period	403,650	249,203
Cash and cash equivalents at end of period	$471,502	$312,118

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MOH Reports Second Quarter Results

August 2, 2007

MOLINA HEALTHCARE, INC.
MEMBERSHIP DATA
(Unaudited)

	June 30,		March 31,		June 30,
Total Ending Membership by Health Plan:	2007		2007		2006
California	291,000		294,000		307,000
Michigan	217,000		221,000		232,000
New Mexico	66,000		65,000		59,000
Ohio	138,000		127,000		30,000
Texas	30,000		31,000		N/A	(2)
Utah	47,000		49,000		57,000
Washington	287,000		287,000		286,000
Subtotal	1,076,000		1,074,000		971,000
Indiana	N/A	(1)	N/A	(1)	37,000	(1)
Total	1,076,000		1,074,000		1,008,000

(1)	The Company’s Indiana health plan ceased serving members effective January 1, 2007.
(2)	The Company’s Texas health plan commenced operations in September 2006.

Total Ending Membership by State for the Company’s	June 30,	March 31,	June 30,
Medicare Advantage Special Needs Plans:	2007	2007	2006
California	724	623	234
Michigan	459	183	50
Nevada	9	-	-
Utah	1,646	1,533	1,385
Washington	413	298	111
Total	3,251	2,637	1,780

Total Ending Membership by State for the Company’s	June 30,	March 31,	June 30,
Aged, Blind and Disabled (“ABD”) Population:	2007	2007	2006
California	10,728	10,681	10,261
Michigan	31,940	32,406	22,737
New Mexico	6,822	6,628	6,649
Ohio	15,117	3,959	-
Texas	16,603	17,108	-
Utah	6,876	6,749	6,961
Washington	2,693	2,674	2,679
Total	90,779	80,205	49,287

	Quarter Ended						Six Months Ended
Total Member Months (1)	June 30,		March 31,		June 30,		June 30,		June 30,
by Health Plan:	2007		2007		2006		2007		2006
California	874,000		886,000		927,000		1,760,000		1,874,000
Michigan	658,000		669,000		565,000		1,327,000		996,000
New Mexico	197,000		192,000		176,000		389,000		354,000
Ohio	399,000		340,000		86,000		739,000		134,000
Texas	91,000		66,000		N/A	(3)	157,000		N/A	(3)
Utah	145,000		151,000		179,000		296,000		360,000
Washington	860,000		856,000		858,000		1,716,000		1,726,000
Subtotal	3,224,000		3,160,000		2,791,000		6,384,000		5,444,000
Indiana	N/A	(2)	N/A	(2)	99,000		N/A	(2)	178,000
Total	3,224,000		3,160,000		2,890,000		6,384,000		5,622,000

(1)	Total member months is defined as the aggregate of each month’s ending membership for the period.
(2)	The Company’s Indiana health plan ceased serving members effective January 1, 2007.
(3)	The Company’s Texas health plan commenced operations in September 2006.

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MOH Reports Second Quarter Results

August 2, 2007

MOLINA HEALTHCARE, INC.
SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except PMPM amounts)
(Unaudited)

	Three Months Ended June 30, 2007
	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Total	PMPM	Total	PMPM	Care Ratio	Expense
California	$94,710	$108.43	$76,185	$87.22	80.4%	$3,202
Michigan	121,427	184.43	101,184	153.68	83.3%	7,364
New Mexico	61,337	312.44	52,949	269.71	86.3%	1,394
Ohio	111,457	279.18	101,515	254.28	91.1%	5,016
Texas	24,953	273.48	22,774	249.59	91.3%	433
Utah	30,033	206.15	26,535	182.14	88.4%	—
Washington	162,905	189.45	130,726	152.02	80.2%	2,685
Other	305	—	4,997	—	—	(19)
Total	$607,127	$188.30	$516,865	$160.30	85.1%	$20,075

	Three Months Ended June 30, 2006
	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Total	PMPM	Total	PMPM	Care Ratio	Expense
California	$92,032	$99.34	$82,254	$88.79	89.4%	$2,957
Michigan	101,822	180.32	79,999	141.67	78.6%	6,013
New Mexico	53,860	305.87	43,486	246.96	80.7%	1,998
Ohio	18,467	214.96	16,696	194.35	90.4%	813
Utah	43,626	243.58	40,062	223.67	91.8%	—
Washington	153,344	178.64	118,284	137.80	77.1%	2,646
Indiana	16,696	167.50	15,564	156.15	93.2%	—
Other	(24)	—	5,370	—	—	—
Total	$479,823	$166.01	$401,715	$138.99	83.7%	$14,427

	Six Months Ended June 30, 2007
	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Total	PMPM	Total	PMPM	Care Ratio	Expense
California	$187,642	$106.64	$152,509	$86.68	81.3%	$6,232
Michigan	245,193	184.75	205,785	155.05	83.9%	14,873
New Mexico	118,530	305.11	102,168	262.99	86.2%	3,610
Ohio	186,401	252.13	170,777	231.00	91.6%	8,388
Texas	39,409	250.35	36,122	229.47	91.7%	690
Utah	60,960	205.88	55,001	185.76	90.2%	—
Washington	324,887	189.33	261,985	152.67	80.6%	5,369
Other	340	—	8,995	—	—	14
Total	$1,163,362	$182.23	$993,342	$155.60	85.4%	$39,176

	Six Months Ended June 30, 2006
	Premium Revenue		Medical Care Costs		Medical	Premium Tax
	Total	PMPM	Total	PMPM	Care Ratio	Expense
California	$185,571	$99.03	$160,316	$85.55	86.4%	$5,984
Michigan	179,530	180.31	139,901	140.51	77.9%	10,754
New Mexico	109,440	309.09	91,124	257.36	83.3%	3,875
Ohio	28,578	213.62	25,733	192.36	90.1%	1,269
Utah	87,473	242.85	79,867	221.73	91.3%	—
Washington	308,252	178.56	250,428	145.07	81.2%	5,350
Indiana	30,247	169.70	27,596	154.83	91.2%	—
Other	26	—	9,997	—	—	—
Total	$929,117	$165.26	$784,962	$139.62	84.5%	$27,232

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MOH Reports Second Quarter Results

August 2, 2007

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the six months ended June 30, 2007 and 2006:

	Six Months Ended
	June 30,
	2007	2006
Balances at beginning of period	$290,048	$217,354
Medical claims and benefits payable from business acquired during the period	—	22,516

Components of medical care costs related to:
Current year	1,036,378	819,466
Prior years	(43,036)	(34,504)
Total medical care costs	993,342	784,962
Payments for medical care costs related to:
Current year	764,638	603,585
Prior years	215,513	171,458
Total paid	980,151	775,043
Balances at end of period	$303,239	$249,789

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  Accordingly, any benefit recognized in medical care costs resulting from favorable development of an estimated liability at the start of the period (captured as a component of “medical care costs related to prior years”) may be offset by the addition of an allowance for adverse claims development when estimating the liability at the end of the period (captured as a component of “medical care costs related to current year”).  During the second quarter of 2006, the Company recognized a net benefit in medical care costs of approximately $5.0 million due to favorable development of its medical claims liability at December 31, 2005.

	Six Months Ended
	June 30,
	2007	2006
Days in claims payable	54	54

Number of members at end of period	1,076,000	1,008,000
Number of claims in inventory at end of period (1)	254,794	279,052
Billed charges of claims in inventory at end of period (1)	$260,108	$259,015
Claims in inventory per member at end of period (1)	0.24	0.30

(1)	2006 claims data excludes information for Cape Health Plan membership of approximately 88,000 members. Cape membership was processed on a separate claims platform through December 31, 2006.

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